Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Circuit City Stores, Inc.:

We consent to the use of our reports dated May 6, 2005, with respect to the consolidated balance sheets of Circuit City Stores, Inc. and subsidiaries as of February 28, 2005 and February 29, 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended February 28, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of February 28, 2005, and the effectiveness of internal control over financial reporting as of February 28, 2005, which reports are included in the February 28, 2005 annual report on Form 10-K of Circuit City Stores, Inc., which annual report is incorporated by reference in this Registration Statement on Form S-8 of Circuit City Stores, Inc.

/s/ KPMG LLP

Richmond, Virginia
June 29, 2005